Exhibit 10.32

ASSIGNMENT AGREEMENT

AMENDMENT

This Assignment Agreement Amendment (the “Amendment”) is entered into as of February 8, 2014 (the “Effective Date”) by and between:

i)	Mablife S.A.S. whose address is Génopole Campus 1; 5 rue Henri Desbruères, 91030 Evry, France ( “Assignor”);

and

ii)	Immune Pharmaceuticals Ltd., whose address is at 11 Galgalie HaPlada St., Herzliya-Pituach, 46722, Israel ("Assignee”).

Whereas the Parties executed an assignment agreement (the “Agreement”) on the 28th day of March, 2012, concerning anti-ferritin monoclonal AMB8LK antibody, by which the Patent Rights, Technology and Deliverables (as such terms are defined in the Agreement) have been irrevocably sold, conveyed, assigned, transferred and relinquished solely and exclusively to Assignee according to the terms and conditions stated in the Agreement; and

Whereas Assignor has acquired the complete ownership of the Secondary Patent Rights (as defined in the Agreement) on November 6, 2012, see Exhibit A hereto; and

Whereas it was agreed, pursuant to the Agreement, that when the Assignor completes the acquisition of the complete ownership of the Secondary Patent Rights, Assignor and Assignee will execute an assignment agreement regarding Secondary Patent Rights, based on the same terms and conditions governing the irrevocable sale, conveyance, assignment, transfer and relinquishment of the Patent Rights. Since January 8, 2013, Mablife was in a position to execute such an assignment agreement regarding Secondary Patent Rights, whereas since this date Immune has not been in a position to execute such an assignment agreement;

Now therefore, the parties represent and agree as follows:

1.	DEFINITIONS

Capitalized not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

“Products” or “Product” shall be defined as follows:

“Products” or “Product” means a product containing AMB8LK or the manufacture, use, sale, offering for sale, or importation of which would infringe a Valid Claim of the Patent Rights and/or Secondary Patent Rights.

2.	ASSIGNMENT

2.1.

As of the Effective Date, Assignor shall irrevocably sell, convey, assign and will assign, transfer and relinquish solely and exclusively to Assignee, Assignor’s entire right, title and interest in and to the Secondary Patent Rights. Except as set forth in Exhibit D to the Agreement, these right, title and interest are free and clear from any liens, charges, security interests, or encumbrances.

2.2.

In addition, as of the Effective Date, Assignor shall deliver to the possession of Assignee, all tangible or electronic, data documents and materials in its possession or under its control related to the Secondary Patent Rights.

Assignor shall execute and deliver, at Assignee’s expense (excluding remuneration), such further conveyance instruments and assignments for filing with the Patent Offices, and take such further actions as may be necessary or desirable to evidence more fully the inventorship and/or transfer of ownership of all the Secondary Patent Rights to Assignee.

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2.3.

Assignee grants a 12 months option from the Effective Date to Assignor, or to any purchaser of Assignor's anti-ferritin polyclonal Product (the “Assignor Beneficiary”) as described in Exhibit C to the Agreement (“Ferritarg”) to obtain an exclusive worldwide transferable license for the Secondary Patent Rights, solely for use in radio-immunodiagnostic and radio-immunotherapy for cancer. The license shall not include the right to use for other therapeutic applications. Such license shall include a covenant, representation and warranty by Assignor (resp. Assignor Beneficiary) that the Product shall not be used by Assignor (resp. Assignor Beneficiary) for any other therapeutic applications. The terms of the license shall also include payment to Assignee as specified in Section 2.2 to the Agreement.

Notwithstanding the above, it is expressly agreed that Assignee shall have the right to use any Product developed by Assignee for radio-immunodiagnostic for cancer, provided that such use is made in combination with a therapeutic use of Assignee's antibody.

Beginning on the date of the Beneficiary’s written notice of exercise of its license option, this Beneficiary and the Assignee will have a period of six (6) months during which to negotiate in good faith and according to the terms of the previous paragraph the final terms and conditions of a commercially reasonable license agreement satisfactory to both parties.

3.	CONSIDERATION

3.1.

As full and complete consideration for the assignment of the Secondary Patent Rights from Assignor to Assignee, Assignee shall make a payment to Assignor in the total amount of up to ONE HUNDRED and FIFTY THOUSAND US dollars (USD 150,000). Payment shall be made in installments as follows:

(a)	Within 3 months from the execution of this Amendment and in any case before June 30th 2014: FIFTEEN THOUSAND US Dollars (USD 15,000).

(b)	Upon the first (1st) anniversary of this Amendment: TWENTY FIVE THOUSAND US Dollars (USD 25,000).

(c)	Upon the second anniversary of this Amendment: TWENTY FIVE THOUSAND US Dollars (USD 25,000).

(d)	Upon the third anniversary of this Amendment: TWENTY FIVE THOUSAND US Dollars (USD 25,000).

(e)	Upon the fourth anniversary of this Amendment: TWENTY FIVE THOUSAND US Dollars (USD 25,000).

(f)	Upon the fifth anniversary of this Amendment: THIRTY FIVE THOUSAND US Dollars (USD 35,000).

3.2.

Section 3.2 to the Agreement will apply to the Product / Products as defined in Section 1 to this Amendment. The royalties of 0.6% of the Net Sales will extent to all Products. The meaning of “Patent Rights” in Section 3.2 to the Agreement shall extend to cover “Patent Rights and/or Secondary Patent Rights”.

4.	TITLE

Title in the Secondary Patents Rights, assigned by Assignor to Assignee will not pass to Assignee until the part of the consideration constituted by the amounts set forth in article 3.1 have been paid for in full.

If the retention of title or assignments is not recognised under the law of the country where the Secondary Patents Rights are located, a security (lien or other security interest) equivalent to the retention of title or assignment shall apply, and, if this requires Assignor's co-operation, Assignor agrees to take promptly all necessary steps to obtain such security.

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In particular, Assignee shall immediately assign all Secondary Patent Rights back to Assignor, with no further obligation, in the event that (i) Assignee fails to pay any of the amounts set forth in section 3.1 above, and such failure to pay is not cured within ninety (90) days after receipt by Assignee of a written notice from Assignor regarding such failure to pay; or (ii) in the case Assignee is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the Assignee.

5.	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

Assignor hereby represents and warrants as follows:

5.1.

Ownership of Intellectual Property. Assignor is the sole owner of the Secondary Patent Rights and such ownership is held free and clear of all liens, encumbrances, and/or security interests and any requirements of charges, fees, rights, conditions or restrictions of any kind, except as set forth in Exhibit D to the Agreement. However Assignor makes no warranty or representation with respect to the validity of its Secondary Patent Rights or, except as set forth in Sections 5.3 and 5.4 below, with respect to the presence or absence of any infringement of or conflict with any third party right or patent. Notwithstanding the aforesaid, Assignor undertakes to promptly inform Assignee in writing should it become aware of any infringement or conflict or potential infringement or potential conflict with any third party right or party.

5.2.

Third Parties. All Assignor’s Affiliates, employees, agents, consultants and contractors, and any third party who may have contributed to, or participated in the development of the Secondary Patent Rights have irrevocably, fully and duly transferred and assigned all their rights and intellectual property they may have in respect of the Secondary Patent Rights to Assignor.

5.3.

Assignability and Transferability. All of Assignor’s rights, titles and interests to the Secondary Patent Rights can be validly assigned and transferred to Assignee and the consummation of the transactions contemplated by this Amendment will vest in Assignee all of Assignor’s right, title and interest in and to the Secondary Patent Rights, free and clear, except as set forth in Exhibit D to the Agreement.

5.4.

No Violations or Conflicts. None of the execution, delivery or performance of this Amendment by Assignor will violate, conflict with or result in any breach of any contract or commitment of any kind to which Assignor is a party (except as set forth in Exhibit D to the Agreement), or of any applicable law or Assignor’s corporate documents.

5.5.

Government Authorizations. No consent, approval or authorization of, or filing or registration with, or notification to any Governmental Authority, is required by or with respect to the transfer of the Secondary Patent Rights by the Assignor or in connection with the execution, delivery or performance by the Assignor of this Amendment and the transactions contemplated hereby, it being specified that on January 8th 2013, the supervisory judge in charge of the safeguard procedure pertaining to Assignor has authorized this Amendment (Exhibit E), according to Article L.622-7-II of the French commercial code, under which the said judge may allow the company to carry out legal transactions that are not included in the ordinary course of business.

5.6.	Compliance with Laws. The Assignor has complied with all laws, statutes, regulations, government orders, judgments and decrees applicable to it in connection with the Secondary Patent Rights.

5.7.	Assignor shall not at any time, directly or indirectly, oppose, reexamine or take any action to invalidate or render unenforceable any patent or claim included in the Secondary Patent Rights.

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5.8.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, SECONDARY PATENT RIGHTS ARE ASSIGNED “AS IS” AND ASSIGNOR MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SECONDARY PATENT RIGHTS. ADDITIONALLY, EXCEPT AS EXPRESSLY PROVIDED HEREIN, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE OR SALE OF THE SECONDARY PATENT RIGHTS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

6.	LAW & JURISDICTION

This Amendment shall be interpreted in accordance with, and governed in all respects by, the laws of England & Wales, without giving effect to the rules of conflict of laws thereof. Any dispute, controversy or claim arising under, out of or relating to this Amendment and any subsequent amendments of this Amendment, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

7.	TERMINATION

This Amendment may only be terminated as follows:

7.1	This Amendment shall terminate automatically, upon the Assignment of all Secondary Patent Rights back to Assignor in accordance to Article 4 above.

7.2

Assignee shall have the right to terminate this Amendment without cause, upon sending a 30 days prior written notice to Assignor. Upon termination of this Amendment in accordance with this Article 7.2, Assignee shall immediately assign all Secondary Patent Rights back to Assignor, free of charge for the Assignor. Assignee shall be under no obligation to make any payments, which were not yet due, following termination for any reason or no reason.

8.	MISCELLANEOUS

8.1.	Each party shall bear and pay the taxes imposed by Law on such party, with respect to the transactions contemplated hereunder.

8.2.

This Amendment is binding on and for the benefit of the parties hereto and their respective permitted successors and assigns and no other party shall acquire or claim any other right or remedy under or by virtue of this Amendment.

8.3.

Without prejudice to the provisions of Section 2.3 relating to the option to license, Assignor shall not convey, assign, license, or otherwise transfer any of its rights or obligations under this Amendment without the express written consent of Assignee. Assignee may convey, assign, license, or otherwise transfer any or all of its rights and obligations hereunder to any third party with prior notification to Assignor.

8.4.

The failure or neglect of either party hereto to enforce at any time or for any period any right or provision hereof in accordance with its terms shall not be construed as a waiver of such right or provision, and such party shall be entitled to enforce such right or provision as it shall see fit.

8.5.	The headings to the Sections of this Amendment are inserted for convenience only and shall not be deemed a part hereof, nor affect the construction or interpretation of any provision hereof.

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8.6.

All notices given under this Amendment may be delivered by (a) personal delivery; (b) registered mail or courier; (c) facsimile, or (d) e-mail. Notices delivered personally shall be deemed given upon delivery. Notices sent by mail shall be deemed given ten (10) days (or if sent by courier - three (3) days) after mailing (postage prepaid), if mailed in accordance herewith. Notices by facsimile or e-mail shall be deemed given on the date transmitted. Until changed by written notice given by either party to the other party, the addresses of the parties shall be as set in the preamble to this Amendment.

8.7.	This Amendment may be modified, amended or supplemented only through a written agreement executed by both parties hereto.

8.8.

Nothing herein shall constitute or be deemed to create a partnership, joint venture or agency of any kind between the parties hereto, nor shall either of the parties hereto hold itself out as such, nor shall either of the parties become liable because of any action, omission, representation or warranty of the other.

9.	EXHIBITS

Exhibit A – Lettre déclarative de Mme Dominique LEVY (Ms Dominique LEVY declaration)

Exhibit E – Ordonnance du juge commissaire du 08 janvier 2013 (supervisory judge authorization dated January 8, 2013).

Exhibit F – Secondary Patents Rights

{Signature Page to Follow}

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[Signature Page of the Amendment of Assignment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date below:

ASSIGNOR	ASSIGNEE
MABLIFE S.A.S	IMMUNE PHARMACEUTICALS LTD.

/s/ François Vallet	/s/ Daniel Teper
By: François Vallet	By: Daniel Teper
Title: CEO	Title: CEO
Date: Feb 17th, 2014	Date: Feb 15, 2014

WITNESS:	WITNESS:

/s/ Thierry Guyon	/s/ Roman Rogol
Name: Thierry Guyon	Name: Roman Rogol
Date: Feb 17th, 2014	Date: Feb 15, 2014

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